FOR IMMEDIATE RELEASE

Jones Apparel Group, Inc.

Contacts: Wesley R. Card, Chief Financial Officer
Anita Britt, Vice President, Finance and Investor Relations

(215) 785-4000

JONES APPAREL GROUP, INC. AFFIRMS REVENUE AND EARNINGS EXPECTATIONS FOR THE FOURTH QUARTER 2000

NEW YORK, NEW YORK -- January 23, 2001 -- Jones Apparel Group, Inc. (NYSE: JNY) today announced that its expectations for total revenues and earnings per share for the fourth quarter 2000 are in line with previous Company guidance. Previous Company guidance estimated revenues in the fourth quarter of 2000 to be in the range of $950 to $970 million, and earnings per share to be in the range of $.50 to $.53.

The Company will release its financial results on February 7, 2001, and will host a conference call scheduled at 9:30 a.m. EST on the same day, which is open to all investors and can be accessed through the Company website @ www.jny.com.

Jones Apparel Group, Inc. (www.jny.com) is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren; Evan-Picone, Rena Rowan, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino and Napier. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation. As the Company celebrates its 30th anniversary, it has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 1999 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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